Exhibit 99.1
FOR IMMEDIATE PRESS RELEASE

FOR:	PMC Commercial Trust 17950 Preston Road, Suite 600 Dallas, TX 75252	CONTACT:	Investor Relations 972-349-3235 www.pmctrust.com
PMC Commercial Trust Announces First Quarter Financial Results
PMC Commercial Trust
NYSE Amex (Symbol PCC)
www.pmctrust.com

Dallas, TX	May 10, 2010
PMC Commercial Trust (NYSE Amex: PCC) announced first quarter financial results today.
Compared to First Quarter 2009
Income from continuing operations for the first quarter of 2010 decreased to $1,267,000 ($0.12 per share) from $1,596,000 ($0.15 per share) during the first quarter of 2009. Net income decreased to $1,278,000, or $0.12 per share, during the first quarter of 2010 compared to $1,626,000, or $0.15 per share, for the first quarter of 2009. Our revenues continue to be affected by the low variable interest rate environment.
The comparability of our operations between the first quarter of 2010 and the first quarter of 2009 was impacted by the consolidation of our previously off-balance sheet securitizations and the accounting change (effective January 1, 2010) for sale treatment on loan sales. The consolidation of these entities caused a “gross-up” of our interest income and interest expense during 2010 as compared to separate one-line revenue recognition during the first quarter of 2009 as income from retained interests.
The impact to our net income related to the change in accounting rules was to defer sale treatment on loans sold and recorded as secured borrowings on a temporary basis (loans sold for premiums) for at least 90 days and to eliminate sale treatment on loans sold and recorded as secured borrowings on a permanent basis (loans sold for excess spread) subsequent to December 31, 2009. Therefore, we did not record any premium income during the first quarter of 2010. We anticipate that we will record approximately $170,000 in premium income during the second quarter of 2010.
The primary causes of the reduction in net income from the first quarter of 2009 to the first quarter of 2010 were:
•	A reduction in LIBOR from 1.44% during the first quarter of 2009 to 0.25% during the first quarter of 2010. The impact to net income was approximately $300,000;

•
Included in income from retained interests was approximately $300,000 of income, primarily unanticipated prepayment fees, during the three months ended March 31, 2009 while there was no comparable revenue during the three months ended March 31, 2010; and

•	An increase in expenses related to loans in the process of foreclosure of $188,000. We did not have any loans in the process of foreclosure during the first quarter of 2009;

PMC COMMERCIAL TRUST	Earnings Press Release	May 10, 2010
The reduction in net income was partially offset by:
•
A decrease in provision for (reduction of) loan losses of $349,000 due primarily to positive changes in the financial condition of certain borrowers and collateral valuation on a limited service hospitality loan.

Management Remarks
Lance B. Rosemore, Chairman of the Board of Trust Managers, stated, “We remain consistently profitable during this historically low interest rate environment. On our variable rate loans based on LIBOR, the base rate for the first quarter was down over 100 basis points from the first quarter of 2009 causing a reduction in net income by over $300,000 or $0.03 per share. In addition, the impact of gain recognition deferral on our loan sales resulting from a change in accounting pronouncements had a significant impact on first quarter earnings.
“During the first quarter of 2010, we sold $6.6 million of the guaranteed portion of SBA 7(a) Program loans. Of the loans sold, $2.0 million were sold for cash premiums for total proceeds of approximately $2.2 million. We expect to reflect the premiums of approximately $200,000 as part of the gains to be recorded in the second quarter of 2010 ($0.02 on a per share basis). The remainder of the sold loans, $4.6 million, was sold for future servicing spreads (“spread sales”) averaging 433 basis points and no cash premiums. On these loan sales, we receive a spread between the rate we collect from our borrowers and the rate we pay the buyers of the guaranteed portion of the loan. Management determined that on these loans, the best economic opportunity was to forego the up-front cash premiums in lieu of significant future servicing spread.
“For tax purposes, since the “spread sales” are legal sales, we are required to record gains based on present value cash flow techniques consistent with the book accounting treatment utilized in prior years. Consequently, for tax purposes, we will record gains of approximately $500,000 related to these loan sales but will not recognize any gain for book purposes ($0.05 on a per share basis). We will, however, record book income as we receive the 433 basis point spread as we receive monthly payments.
“Our loan portfolio has continued to perform remarkably well, considering the tough economic conditions. We refocused on our core strengths while remaining open to new opportunities. Consequently, in 2010 our focus includes:
•
Continuing to expand PMC’s utilization of the SBA 7(a) guaranteed loan program. Leverage under this program remains readily available. We project up to $40.0 million in SBA 7(a) loan originations in 2010.

•
Increasing excess servicing spreads for loans sold into the SBA 7(a) secondary market. By foregoing cash premiums and current gain recognition, we will create increasing future net interest income tied to portfolio performance. The short-term effect is a reduction in current income, which should be more than offset by increased income over the life of the loan.

•	Reducing the balance outstanding on our revolving credit facility while we increase long-term debt matched with our SBIC loan investments funding this year.

•	Maximizing portfolio performance through patient management of our commercial real estate loan portfolio and internally managing these loans through difficult economic conditions.”
Interest Rate Sensitivity
•	Approximately 57% of our retained loans at March 31, 2010 were based on LIBOR.

•	The base LIBOR charged to our borrowers during the first quarter of 2010 was 0.25% compared to 1.44% during the first quarter of 2009.

•	The base LIBOR for the second quarter of 2010 has been set at 0.29%.

PMC COMMERCIAL TRUST	Earnings Press Release	May 10, 2010
Financial Position
•	Our total assets increased to $251.0 million at March 31, 2010 compared to $228.2 million at December 31, 2009 and $233.6 million at March 31, 2009.

•	Our retained loan portfolio was $234.3 million at March 31, 2010 compared to $198.2 million at December 31, 2009 and $194.1 million as of March 31, 2009.

•	The increase in 2010 was primarily a result of the consolidation of $27.8 million of loans receivable from our previously off-balance sheet securitizations.

•	Included in loans receivable and debt is $6.6 million of the guaranteed portion of SBA 7(a) loans which have been sold.

•	Our serviced loan portfolio increased to $281.0 million at March 31, 2010 compared to $273.7 million at December 31, 2009.
Originations
•	During the first quarter of 2010, we originated $10.8 million of SBA 7(a) loans compared to $3.5 million in the first quarter of 2009.

•	Our pipeline of outstanding loan commitments was $18.1 million at March 31, 2010 compared to $20.7 million at December 31, 2009.

•	Depending on liquidity, we anticipate our 2010 fundings to be between $30 million and $40 million.
Liquidity
•	The amount available under the revolving credit facility is currently $35 million. The facility, which matures December 31, 2010, had $22.2 million outstanding at March 31, 2010.

•	The amount available under the revolving credit facility declines over time and is collateralized by the loans of PMC Commercial.
Dividends
•	A regular quarterly dividend on our common shares of $0.16 was declared in March 2010 that was paid on April 12, 2010 to shareholders of record on March 31, 2010.

•	Since our inception in 1993, we have paid over $166.0 million in dividends or $22.68 per common share.
Financial Position Information

	March 31,	December 31,	September 30,	June 30,	March 31,
	2010	2009	2009	2009	2009
	(In thousands, except per share information)
Loans receivable, net	$232,852	$196,642	$198,712	$184,415	$193,194
Retained interests in transferred assets	$910	$12,527	$12,413	$25,399	$24,742
Total assets	$251,033	$228,243	$229,367	$225,443	$233,558
Debt	$91,042	$68,509	$69,693	$66,245	$71,574
Total equity	$152,241	$152,458	$152,756	$152,649	$153,023
Shares outstanding	10,548	10,548	10,548	10,548	10,587
Net asset value per share	$14.43	$14.45	$14.48	$14.47	$14.45

PMC COMMERCIAL TRUST	Earnings Press Release	May 10, 2010
PMC Commercial Trust and Subsidiaries
Comparative Results of Operations

	Three Months Ended March 31,
	2010	2009	Inc (Dec) %
	(Dollars in thousands, except per share information)
Income:
Interest income	$3,217	$2,851	13%
Income from retained interests in transferred assets	41	916	(96%)
Other income	197	224	(12%)

Total revenues	3,455	3,991	(13%)

Expenses:
Interest	989	806	23%
Salaries and related benefits	941	921	2%
General and administrative	568	443	28%
Impairments and provisions	(202)	207	(198%)

Total expenses	2,296	2,377	(3%)

Income before income tax provision and discontinued operations	1,159	1,614	(28%)

Income tax benefit (provision)	108	(18)	(700%)

Income from continuing operations	1,267	1,596	(21%)

Discontinued operations	11	30	(63%)

Net income	$1,278	$1,626	(21%)

Basic weighted average shares outstanding	10,548	10,650

Basic and diluted earnings per share:
Income from continuing operations	$0.12	$0.15
Discontinued operations	—	—

Net income	$0.12	$0.15

PMC COMMERCIAL TRUST	Earnings Press Release	May 10, 2010
PMC Commercial Trust and Subsidiaries
Quarterly Operating Results

	Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2010	2009	2009	2009	2009
	(In thousands)

Revenues:
Interest income	$3,217	$2,714	$2,830	$2,785	$2,851
Income from retained interests in transferred assets	41	493	672	781	916
Other income	197	960	735	306	224

Total revenues	3,455	4,167	4,237	3,872	3,991

Expenses:
Interest	989	629	644	790	806
Salaries and related benefits	941	1,007	944	999	921
General and administrative	568	716	403	534	443
Impairments and provisions	(202)	430	831	73	207

Total expenses	2,296	2,782	2,822	2,396	2,377

Income before income tax benefit (provision) and discontinued operations	1,159	1,385	1,415	1,476	1,614

Income tax benefit (provision)	108	63	54	68	(18)

Income from continuing operations	1,267	1,448	1,469	1,544	1,596

Discontinued operations	11	228	426	20	30

Net income	$1,278	$1,676	$1,895	$1,564	$1,626

PMC COMMERCIAL TRUST	Earnings Press Release	May 10, 2010
Real Estate Investment Trust (“REIT”) Taxable Income
REIT taxable income is presented to assist investors in analyzing our performance and is a measure that is presented quarterly in our consolidated financial statements and is one of the factors utilized by our Board of Trust Managers in determining the level of dividends to be paid to our shareholders.
The following reconciles net income to REIT taxable income:

	Three Months Ended
	March 31,
	2010	2009
	(In thousands)

Net income	$1,278	$1,626
Book/tax difference on depreciation	(13)	(14)
Book/tax difference on gains related to real estate	389	(30)
Book/tax difference on Retained Interests, net	—	(173)
Book/tax difference on amortization and accretion	(26)	(32)
Loan valuation	(197)	92
Other book/tax differences, net	(41)	(7)

Subtotal	1,390	1,462

Less: taxable REIT subsidiaries net loss (income), net of tax	233	(13)

REIT taxable income	$1,623	$1,449

Distributions declared	$1,688	$2,382

Weighted average common shares outstanding	10,548	10,650

Forward Looking Statements
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “expects,” “anticipates” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of the Company, real estate conditions and market valuations of its shares, which could cause actual results to differ materially from those currently anticipated. The Company’s ability to meet targeted financial and operating results, including loan originations, operating income, net income and earnings per share depends on a variety of economic, competitive, and governmental factors, including changes in real estate market conditions, changes in interest rates and the Company’s ability to access capital under its credit facility or otherwise, many of which are beyond the Company’s control and which are described in the company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect any changes in expectations, subsequent events or circumstances.